Exhibit (a)(5)

THE GREATER CHINA FUND, INC.

GATEWAY CENTER THREE, 4th FLOOR

NEWARK, NEW JERSEY 07102-4077

To Repurchase for Cash up to 16,987,608 of its Issued and Outstanding

Shares at 99% of the Net Asset Value Per Share

To Our Clients:

Pursuant to your request, enclosed for your consideration are the Offer to Repurchase, dated January 8, 2013, of The Greater China Fund, Inc. (the “Fund”) and the related Letter of Transmittal pursuant to which the Fund is offering to repurchase up to 16,987,608 shares of its issued and outstanding common stock, par value $0.001 per share (the “Fund Shares”), which is equal to 70% of the Fund’s issued and outstanding Fund Shares as of December 31, 2012, for cash at a price equal to 99% of their net asset value per share (“NAV”) as determined by the Fund on February 7, 2013, upon the terms and subject to the conditions set forth in the Offer to Repurchase, dated January 8, 2013, and the related Letter of Transmittal (which together with any amendments or supplements thereto collectively constitute the “Offer to Repurchase”). THE OFFER TO REPURCHASE EXPIRES AT 11:59 P.M., EASTERN TIME, ON FEBRUARY 6, 2013, UNLESS AMENDED, EXTENDED OR TERMINATED (THE “EXPIRATION DATE”). If the Offer to Repurchase is extended beyond February 6, 2013, the purchase price for Fund Shares will be 99% of their NAV as determined by the Fund on the next business day after the new Expiration Date, as extended.

The Fund’s Board of Directors has authorized the Fund to conduct an issuer self-tender offer commencing on January 8, 2013 and expiring on February 6, 2013, unless amended, extended or terminated, provided that if 75% or more of the Fund Shares issued and outstanding as of December 31, 2012 have been tendered and not withdrawn, the Offer to Repurchase will be cancelled, the Fund’s Board of Directors will recommend that the Fund be liquidated and the Fund will proceed to solicit proxies from stockholders for the liquidation and dissolution of the Fund.

The Fund is authorized to purchase up to 70% of its outstanding Fund Shares for cash at a price per Fund Share equal to 99% of its NAV as determined by the Fund on the next business day after the Expiration Date. The Fund’s commencement of the tender offer meets two objectives: (1) providing liquidity for Fund stockholders and (2) preserving a viable investment vehicle for stockholders following the Offer to Repurchase to be managed by Aberdeen Asset Management Asia Limited (“Aberdeen”), the Fund’s new investment manager approved by stockholders at the Special Meeting of Stockholders (the “Special Meeting”) held on January 8, 2013. The Board believes that conducting the Offer to Purchase in conjunction with appointing Aberdeen as investment manager could benefit the Fund and its stockholders because the Offer to Repurchase would be expected to decrease the amount the market price the common stock of the Fund is discounted relative to the net asset value of the Fund and provide increased liquidity for stockholders. It is the Board’s understanding that, in general, closed-end funds that conduct tender offers are traded at less of a discount than closed-end funds that do not for at least a limited period of time.

The proposed Offer to Repurchase follows discussions and an agreement with City of London Investment Management Company Limited (“CLIM”), which is the largest beneficial owner of the Fund’s shares, pursuant to which the Fund agreed to promptly commence a tender offer following the approval of Aberdeen as the Fund’s investment manager at the Special Meeting. As a result of the approval of Aberdeen and pursuant to the agreement between CLIM and the Fund, CLIM has agreed to tender all of the shares of the Fund that it beneficially owns upon expiration of the Offer to Repurchase, and in the event that CLIM is able to tender all of the shares of the Fund it beneficially owns, CLIM has agreed that it will enter into a “standstill agreement” with the Fund for one year following the completion of the Offer to Repurchase. Under the standstill agreement, CLIM would be permitted to be a passive investor in the Fund and to purchase shares of the Fund for investment purposes only. The Fund has further agreed with CLIM that if 75% or more of the Fund’s outstanding shares have been tendered and not withdrawn in the Offer to Repurchase, then the Offer to Repurchase will be cancelled, the Board of Directors will recommend that the Fund be liquidated and the Fund will proceed to solicit proxies from stockholders for the liquidation and dissolution of the Fund immediately thereafter. The Board believes that if 75% or more of the Fund’s stockholders have tendered, then it is appropriate to recommend that stockholders vote to liquidate the Fund.

The Offer to Repurchase and the Letter of Transmittal are being forwarded to you as the beneficial owner of Fund Shares held by us for your account but not registered in your name. We are sending you the Letter of Transmittal for your information only; you cannot use it to tender Fund Shares we hold for your account. A tender of such Fund Shares can be made only by us as the holder of record and only pursuant to your instructions.

Your attention is called to the following:

1. Unless extended, the Offer to Repurchase expires at 11:59 p.m., Eastern Time, on February 6, 2013. Fund Shares may be withdrawn at any time prior to 11:59 p.m., Eastern Time, on the Expiration Date, and, if the Fund Shares have not by then been accepted for payment by the Fund, at any time on or after March 7, 2013. Any stockholder may withdraw all, but not less than all, of the Fund Shares that the stockholder has tendered.

2. The Offer to Repurchase is subject to certain conditions set forth in the Offer to Repurchase. Under certain circumstances, the Fund will not be required to accept for payment, purchase or pay for any Fund Shares tendered, and the Fund may also amend, extend or terminate the Offer to Repurchase.

3. The Fund is offering to repurchase up to 16,987,608 Fund Shares. If stockholders tender and do not withdraw more than 16,987,608 Fund Shares for repurchase, the Fund will repurchase duly tendered shares from participating stockholders on a pro rata basis, disregarding fractions, based upon the number of shares each stockholder tenders for repurchase and does not timely withdraw, unless the Fund determines not to purchase any shares. The Fund does not intend to increase the number of Fund Shares that it is offering to repurchase, even if stockholders tender more than the maximum number of Fund Shares to be repurchased by the Fund in the repurchase offer. As stated above, if stockholders tender 18,201,009 or more Fund Shares (or 75% or more of the issued and outstanding Fund Shares as of December 31, 2012), the Offer to Repurchase will be cancelled, the Fund’s Board of Directors will recommend that the Fund be liquidated and the Fund will proceed to solicit proxies from stockholders for the liquidation and dissolution of the Fund.

IF YOU WISH TO HAVE US TENDER YOUR SHARES, PLEASE SO INSTRUCT US BY COMPLETING, EXECUTING AND RETURNING TO US THE INSTRUCTION FORM ON THE REVERSE SIDE HEREOF. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF ON OR BEFORE THE EXPIRATION OF THE OFFER. THE OFFER EXPIRES AT 11:59 P.M., EASTERN TIME, ON FEBRUARY 6, 2013, UNLESS AMENDED, EXTENDED OR TERMINATED.

THE MAKING OF THE OFFER MAY, IN SOME JURISDICTIONS, BE RESTRICTED OR PROHIBITED BY APPLICABLE LAW. THIS OFFER IS NOT BEING MADE, DIRECTLY OR INDIRECTLY, IN OR INTO, AND MAY NOT BE ACCEPTED FROM WITHIN, ANY JURISDICTION IN WHICH THE MAKING OF THE TENDER OFFER OR THE ACCEPTANCE OF THE TENDER OFFER WOULD, ABSENT PRIOR REGISTRATION, FILING OR QUALIFICATION UNDER APPLICABLE LAWS, NOT BE IN COMPLIANCE WITH THE LAWS OF THAT JURISDICTION. ACCORDINGLY, PERSONS IN WHOSE POSSESSION IT COMES ARE REQUIRED TO INFORM THEMSELVES OF AND OBSERVE ANY SUCH RESTRICTIONS.

Very truly yours,

[Broker Name]

INSTRUCTIONS

The undersigned acknowledge(s) receipt of our letter and the enclosed Offer to Repurchase, dated January 8, 2013, relating to the offer by The Greater China Fund, Inc. (the “Fund”) to purchase up to 16,987,608 of its issued and outstanding shares of common stock, par value $0.001 per share (the “Fund Shares”).

This form will instruct us to tender to the Fund the number of Fund Shares indicated below (which are held by us for the account of the undersigned), upon the terms and subject to the conditions set forth in the Offer to Repurchase.

AGGREGATE NUMBER OF FUND SHARES TO BE TENDERED

Fund Shares
Enter number of Fund Shares to be tendered.

SIGN HERE

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Address(es)
Area Code and Telephone No.
Taxpayer Identification or Social Security No.
Date
Account No.